Exhibit 4.2

SHARE CERTIFICATE

Number	Shares

Jinxin Technology Holding Company

(the “Company”)

Incorporated under the laws of the Cayman Islands

The capital of the company is USD 50,000.00 divided into 3,500,000,000 Ordinary shares of a par value of USD 0.00001428571428 each.

THIS IS TO CERTIFY that                        is the registered holder of                             fully paid USD 0.00001428571428 share(s) in the above-named Company subject to the Memorandum and Articles of Association thereof.

Director

Date